Exhibit 99.3

FOR IMMEDIATE RELEASE

Andrew Jones Becomes Chairman of Wheeler Real Estate Investment Trust, Inc.

Virginia Beach, VA – May 23, 2019 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers, announced today that effective immediately, Andrew (Andy) Jones will replace John Sweet as Chairman of the Wheeler Board.

Andy has been a shareholder since 2015, has served on the Wheeler Board as an independent director since April 2018 and is the managing member of NS Advisors, an investment advisor located in Westport, Connecticut that currently owns 5.7 percent of the Company’s common stock (WHLR).

Commenting on his new role as Chairman, Mr. Jones stated, “During this transformational time it was important to retain continuity across the Board. As a major shareholder, I feel I am well-aligned with our WHLR shareholders and look forward to creating value in my new capacity as Chairman of the Board.”

Dave Kelly, Chief Executive Officer stated, “We are pleased with Andy’s appointment to Chairman of the Board. As an existing Board member and a major shareholder, he has first-hand knowledge of the challenges we are undertaking and a vested interest in seeing the Company succeed. I look forward to working with Andy in his new role.”

Additional information on the Company’s Board of Directors and their respective bios can be found on the Company website at www.whlr.us.

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. For additional information about the Company, please visit: www.whlr.us.

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding its transformation efforts and ability to create value for investors are forward looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward‐looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
Mary Jensen
Investor Relations
(757) 627-9088
mjensen@whlr.us